EXHIBIT 12

                           FINOVA CAPITAL CORPORATION
                 COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
                             (Dollars in Thousands)

                                                           SIX MONTHS ENDED
                                                                JUNE 30,
                                                       -------------------------
                                                                          1998
                                                         1999           RESTATED
                                                       --------         --------
Income before income taxes                             $172,429         $134,892
Add fixed charges:
Interest expense                                        270,336          224,975
One-third rentals                                         2,468            1,777
                                                       --------         --------
Total fixed charges                                     272,804          226,752
                                                       --------         --------
Income as adjusted                                     $445,233         $361,644
                                                       --------         --------
Ratio of income to fixed charges                           1.63             1.59
                                                       ========         ========